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                                                                     Exhibit 5.1

                         [Letterhead of Robert J. Tubbs]



                                                                   July 15, 1998




Board of Directors
Coltec Industries Inc
3 Coliseum Centre
2550 West Tyvola Road
Charlotte, North Carolina 28217



Ladies and Gentlemen:


         I have acted as counsel for Coltec Industries Inc, a Pennsylvania corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for up to $300,000,000 aggregate principal amount of the Company's
7 1/2% Senior Notes due 2008 (the "Outstanding Notes"), of a like principal amount of the Company's 7 1/2% Series B Senior Notes due 2008 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to the indenture dated as of April 16, 1998 (the "Indenture") by and among the Company, as issuer, certain subsidiaries of the Company (the "Subsidiary Guarantors") as guarantors, and Bankers Trust Company, as trustee (the "Trustee"). The Exchange Notes are to be guaranteed on a senior basis (the "Guarantee") by the Subsidiary Guarantors.



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         In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for purposes of this opinion, including the Indenture.

         Based on the foregoing, I am of opinion as follows:


         1. The Indenture has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors and, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).



         2. The Exchange Notes have been duly authorized by the Company, and when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Outstanding Notes pursuant to the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, I have assumed that the form of the Exchange Notes will conform to that included in the Indenture.



         3. The Guarantee has been duly authorized, and when the Exchange Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Outstanding Notes pursuant to the Exchange Offer, the Guarantee of the Exchange Notes will constitute a valid and binding obligation of the Subsidiary Guarantors (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other



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similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).


         The opinions expressed herein are limited to the Federal laws of the United States of America, the laws of the State of New York and the Business Corporation Law of the Commonwealth of Pennsylvania, and I express no opinion with respect to the laws of any other country, state or jurisdiction.


         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Registration Statement and in the related Prospectus. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This letter is being delivered to you in my capacity as the Executive Vice President, General Counsel and Secretary of the Company and addresses matters only as of the date hereof and is solely for the benefit of the addressees hereof and may not be relied upon in any manner by any other person without my prior written consent.


                                         Sincerely,



                                         /s/  ROBERT J. TUBBS
                                         ---------------------------------------

                                         Robert J. Tubbs
                                         Executive Vice President,
                                         General Counsel and Secretary